Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Rob Curran
(714) 848-3747, ext. 260

CHICAGO PIZZA & BREWERY, INC. REPORTS A $1,078,000 PROFIT FOR THE SECOND QUARTER OF 2003, AND A 38.9% INCREASE IN REVENUES.

Huntington Beach, CA July 29, 2003—Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) released results for the second quarter ended June 29, 2003.

Highlights for the second quarter of 2003 relative to the same quarter last year were as follows:

•	Revenues increased approximately 38.9% to $25.4 million versus $18.3 million
•	Comparable sales for the BJ’s restaurants increased 2.1%
•	Net income increased 18.5% to $1.1 million versus $0.9 million
•	Diluted earnings per share of $0.05 compared to $0.05

Revenues increased 38.9% to $25.4 million in the second quarter of 2003, from $18.3 million in the second quarter of 2002. The $7.1 million increase is primarily the result of new restaurant openings in Westlake, CA (August 2002), Oxnard, CA (September 2002), Lewisville, TX (November 2002), Cupertino, CA (December 2002), Clear Lake, TX (January 2003) and Addison, TX (May 2003). Also contributing to revenue growth was an increase in BJ’s same store sales of 2.1% for stores opened greater than eighteen months. These increases were partially offset by lower revenues due to the closure of the Pietro’s Portland, Oregon restaurant (Lombard Street) on December 31, 2002, and the BJ’s Portland, Oregon restaurant (Stark Street) on June 15, 2003.

Net income increased 18.5% to $1.1 million, or $0.06 per share (basic) and $0.05 per share (diluted), in the second quarter of 2003, compared to $910,000, or $0.05 per share (basic & diluted), in the second quarter of 2002.

Revenues increased 38.0% to $49.2 million for the six periods ended June 29, 2003, from $35.7 million for the six periods ended June 30, 2002. The $13.5 million increase is primarily the result of new restaurant openings in Westlake, CA (August 2002), Oxnard, CA (September 2002), Lewisville, TX (November 2002), Cupertino, CA (December 2002), Clear Lake, TX (January 2003) and Addison, TX (May 2003). Also contributing to revenue growth was an increase in same store sales of 2.3% for BJ’s stores opened greater than eighteen months. These increases were partially offset by lower revenues due to the closure of the Pietro’s Eugene, Oregon restaurant in February 2002, the Pietro’s Portland, Oregon restaurant (Lombard Street) on December 31, 2002, and our BJ’s Portland, Oregon restaurant (Stark Street) on June 15, 2003.

Net income increased 15.8% to $1.9 million, or $0.10 per share (basic) and $0.09 per share (diluted), for the six periods ended June 29, 2003, compared to $1.6 million, or $0.10 per share (basic) and $0.08 (diluted), for the six periods ended June 30, 2002.

The Company also announced today that it has executed a lease for a restaurant site in Willowbrook, Texas. The location will feature a BJ’s Restaurant & Brewhouse of approximately 8,500 square feet. The site is located northwest of Houston proximate to the Willowbrook Mall and is projected to open this winter. Paul Motenko, co-CEO of Chicago Pizza & Brewery stated, “The Willowbrook location will give the Company our second location in the Houston market and will be our fourth Texas store following our successful opening in Addison, Texas (Dallas) during May 2003. We are also very excited to be opening our newest restaurant in Cerritos California tomorrow, and we remain on track to open our San Jose location in October of this year.”

Chicago Pizza & Brewery, Inc. operates 30 casual dining restaurants, some of which incorporate brewpubs. Nineteen of the restaurants are located in California, with additional locations in Boulder, Colorado; Chandler, Arizona; Lewisville, Texas (Dallas), Clear Lake, Texas (Houston), and Addison, Texas (Dallas). In addition, the Company operates six restaurants in Oregon, three of which are Pietro’s restaurants, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants offer customers moderate prices and tremendous value on an incredible menu that includes deep-dish Chicago-style pizza as well as sandwiches, salads, fabulous desserts, critically acclaimed hand-crafted beers and more. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

The information presented herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbors created thereby. The Company’s actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, without limitation, those factors discussed herein and in the Company’s annual report as reported on Form 10-K as of December 29, 2002 and for the year then ended including, without limitation: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) marketing and other limitations as a result of the Company’s historic concentration in Southern California, (iv) restaurant and brewery industry competition, (v) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (vi) increase in food costs and wages, including without limitation the increase in minimum wage in California, (vii) consumer trends, (viii) potential uninsured losses and liabilities, (ix) increasing insurance costs, (x) trademark and servicemark risks, (xi) government regulations, (xii) licensing costs, and (xiii) other general economic and regulatory conditions and requirements.

Further information concerning the Company’s results of operations for the second quarter of 2003 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by August 14, 2003.

In addition, the supplemental information is provided to investors to help gauge the Company’s performance and is not indicative of future results.

Selected Unaudited Consolidated Financial Data

(Dollars in thousands except for per share data)

	For the Three Periods Ended				For the Six Periods Ended

	June 29, 2003		June 30, 2002		June 29, 2003		June 30, 2002

Statement of Income Data:
Revenues	$25,412	100.0%	$18,298	100.0%	$49,207	100.0%	$35,667	100.0%
Costs and expenses:
Cost of sales	6,732	26.5	4,629	25.3	13,022	26.5	9,097	25.5
Labor and benefits	8,982	35.3	6,615	36.2	17,626	35.8	12,956	36.3
Occupancy	1,856	7.3	1,436	7.8	3,615	7.3	2,819	7.9
Operating expenses	2,895	11.4	1,926	10.5	5,555	11.3	3,777	10.6
General and administrative	2,248	8.8	1,734	9.5	4,352	8.8	3,343	9.4
Depreciation and amortization	964	3.8	592	3.2	1,877	3.8	1,174	3.3
Restaurant opening expense	291	1.1	109	0.6	703	1.4	121	0.3

Total cost and expenses	23,968	94.2	17,041	93.1	46,750	94.9	33,287	93.3

Income from operations	1,444	5.8	1,257	6.9	2,457	5.1	2,380	6.7
Other income:
Interest income, net	96	0.4	53	0.2	193	0.4	5	—
Other income, net	120	0.5	87	0.5	282	0.6	146	0.4

Total other income	216	0.9	140	0.7	475	1.0	151	0.4

Income before income tax expense	1,660	6.7	1,397	7.6	2,932	6.1	2,531	7.1
Income tax expense	582	2.3	487	2.7	1,026	2.1	885	2.5

Net income	$1,078	4.4%	$910	4.9%	$1,906	4.0%	$1,646	4.6%

Net income per share:
Basic	$0.06		$0.05		$0.10		$0.10
Diluted	$0.05		$0.05		$0.09		$0.08
Weighted average number of shares outstanding:
Basic	19,379		18,676		19,387		16,430
Diluted	20,337		19,895		20,259		19,573

Selected Balance Sheet Information

(Dollars in thousands)

	June 29, 2003 (Unaudited)	December 29, 2002
Balance Sheet Data (end of period):
Cash, cash equivalents and short-term investments	$29,502	$32,734
Total assets	$78,558	$77,849
Total long-term debt, including current portion	$378	$561
Shareholders’ equity	$68,646	$66,616